CLIENT SERVICES AGREEMENT

This Client Services Agreement (Agreement) is entered into by and between ADP TotalSource, Inc. and any of its subsidiaries or affiliates to which it may assign this Agreement or a portion thereof (TotalSource), and Midas Management Corporation (Client). This Agreement is effective as of 12:01 a.m. of the first day of the first payroll period for which TotalSource processes the payroll (the Effective Date). Before entering into this Agreement, Client provided TotalSource with information to assess whether Client was an appropriate candidate for TotalSource's services. Client represents that the information provided was and continues to be accurate and complete as of the Effective Date.

Because this Agreement begins with the Effective Date, Client acknowledges that it is solely responsible for any employment-related investigation, demand, claim, and/or litigation that existed, accrued, or relates to facts or circumstances which occurred before the Effective Date. Client acknowledges that such responsibility includes, but is not limited to, payment of attorney's fees, investigation costs, damages, liability, or similar charges, costs, or expenses, and that the LEGAL DEFENSE BENEFIT, SECTION (11), is not available under these circumstances.

(1) THE PARTIES' RELATIONSHIP WITH EACH OTHER AND WITH THE WORKSITE EMPLOYEES. The parties intend to create an arrangement so that TotalSource, as the Professional Employer Organization (PEO), can provide human resources Services (defined in SECTION (5)) to Client (the PEO Relationship). In the PEO Relationship the parties share in certain responsibilities and allocate such responsibilities among each other as described in this Agreement. With respect to the allocation of responsibilities regarding the Worksite Employees (Worksite Employees is defined in SECTION (2)), TotalSource will have sufficient authority so as to maintain a right of direction and control over Worksite Employees assigned to Client's location, and will retain the authority to hire, terminate, discipline, and reassign Worksite Employees. Client will, however, retain sufficient direction and control over the Worksite Employees as is necessary to conduct Client's business and without which Client would be unable to conduct its business, discharge any fiduciary responsibility that it may have, or comply with any applicable licensure, regulatory, or statutory requirement of Client. Client's authority includes the right to accept or cancel the assignment of any Worksite Employee. Additionally, Client will have sole and exclusive control over the day-to-day job duties of Worksite Employees and over the job site at which, or from which, Worksite Employees perform their services. Client expressly absolves TotalSource of liability which results from control over the Worksite Employee's day-to-day job duties and the job site at which, or from which, Worksite Employees perform their services. Further, Client retains full responsibility for its business, products, and services, worksite premises, property, and any actions by any third party, contractor, independent contractor or non-Worksite Employee. Client acknowledges that TotalSource has the right to retain and reassign a Worksite Employee who has been terminated by Client.

(2) EMPLOYMENT OF THE WORKSITE EMPLOYEES; NON-SOLICITATION OF EMPLOYEES. The term "Worksite Employees" means individuals hired by TotalSource and assigned to Client's worksite, after the individuals have satisfactorily completed TotalSource pre-employment paperwork; and background screen(s), as necessary. Client agrees to submit to TotalSource the completed TotalSource pre-employment paperwork no later than two (2) business days after the date Client selects the person for employment as a Worksite Employee. The term excludes 1) those employees hired by TotalSource to perform services for TotalSource and not assigned to any Client's worksite (i.e., TotalSource Corporate Employees), and
2) independent contractors or individuals who may be providing services to Client through any other arrangement entered into solely by Client. TotalSource will notify all Worksite Employees in writing about the PEO arrangement at the beginning and end of this Agreement. During this Agreement, both Client and TotalSource will employ each Worksite Employee. This Agreement does not change the underlying employment relationship between any Worksite Employee and Client that existed prior to or may be created after the Effective Date. Further, this Agreement does not create any rights for any Worksite Employee that did not previously exist (e.g., creating an employment contract with the Worksite Employee). Any responsibility and/or liability with regard to any employment contracts, including agreements for severance, commissions, vacation, paid time off accruals, and bonus payments (Employment Agreements) between Client and any Worksite Employee remains the exclusive responsibility and liability of Client (such as the negotiation, performance, compliance, interpretation, renewal, enforcement, and termination of such Employment Agreements). TotalSource's involvement with respect to any Employment Agreement is limited to processing Worksite Employee payroll in conformity with information provided by Client. Client agrees not to solicit for employment, directly or indirectly, TotalSource Corporate Employees during this Agreement and for a period of one year subsequent to the termination of this Agreement. TotalSource agrees not to solicit Client's Worksite Employees to become TotalSource Corporate Employees, directly or indirectly, during this Agreement and for a period of one year subsequent to the termination of this Agreement.

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(3) RESPONSIBILITIES OF THE PARTIES; MUTUAL DUTY TO COOPERATE. (3)(A) GENERAL
PROVISIONS. In recognition of the effort necessary to provide the services described in this Agreement, both parties agree to cooperate with each other. The parties acknowledge that the duty to cooperate is a material term of this Agreement. TotalSource agrees to inform Client about potential and actual employee issues as they arise to the extent TotalSource knows about the issues. The duty to cooperate survives the termination or expiration of this Agreement if there is an employment-related claim, demand, or litigation based on a cause of action that arose during this Agreement. The duty to cooperate does not apply to any claim in which the parties are litigating against each other.

(3)(B) SPECIFIC DUTIES: Client agrees that it will cooperate with TotalSource as reasonably necessary, including but not limited to the specific duties described below.

(3)(B)(1) REPORTING TO TOTALSOURCE. Promptly upon the occurrence or discovery of the information, Client agrees to accurately inform TotalSource about issues relating to the Worksite Employees, including hours worked; complaints, allegations, threats, or incidents of tortious misconduct, or workplace safety violations; work-related injuries or accidents; change in job functions and duties; any misclassifications regarding workers' compensation; change in worksite safety exposure; union organizational activities; claims of harassment or unfair treatment; or any employment-related claims (whether oral or written), charges, lawsuits, governmental investigations or audits, etc., involving the Worksite Employee(s) whether threatened or filed against TotalSource, Client, or both parties. Client also agrees to timely and accurately inform TotalSource about Worksite Employee changes in status such as leaves of absences, reduction in hours from full time to part time, new hires, and terminations.

(3)(B)(2) COOPERATION WITH TOTALSOURCE. Client agrees to cooperate with TotalSource in addressing employee issues, including but not limited to, implementing policies and procedures recommended by TotalSource, participating in employment-related investigations, providing training to Worksite Employees regarding employment issues (e.g., anti-harassment, diversity, etc.), assisting in resolving employee complaints and/or in the defense of employment-related claims, and taking the steps required for workplace safety, etc.

(3)(B)(3) ACCESS TO THE WORKSITE(S) AND INFORMATION. Client agrees to give TotalSource (or its designated agents) reasonable access to the worksite(s), and to Worksite Employees information, data, files, etc. Client agrees that TotalSource has the right to audit such information and to periodically examine the premises.

(3)(B)(4) CONSULTING WITH TOTALSOURCE. Client agrees to consult with TotalSource before taking any employment action, including but not limited to, hiring, firing, promoting, etc. (whether oral or written) regarding any Worksite Employee.

(3)(B)(5) PROVIDING NOTICE TO TOTALSOURCE. Client agrees to give TotalSource ten
(10) days' written notice before (a) making an assignment for the benefit of creditors, (b) filing for relief under the U.S. Bankruptcy Code, or (c) seeking the appointment of a receiver. Client agrees that it will give TotalSource at least ten (10) days' written notice before a notification under the federal Worker Adjustment and Retraining Notification Act (WARN) or comparable state laws (e.g., plant closing or massive layoff) is required to be given by Client to the Worksite Employees. Client acknowledges that it assumes all liability and costs associated with the failure to provide TotalSource with sufficient notice so that TotalSource may give the Worksite Employees any required notices.

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(4) CONFIDENTIALITY; PROPRIETARY INFORMATION; INTELLECTUAL PROPERTY, AND
PRIVACY. (4)(A) GENERAL PROVISIONS. The parties agree to the mutual duty to maintain the confidentiality of the information of the other. The parties agree that each will treat confidentially any information identified by the other as being confidential, proprietary, and/or trade secrets (Confidential Information) and to maintain the confidentiality of the Confidential Information with the same degree of care that each party treats its own Confidential Information, which will be no less than commercially reasonable care. The parties will also cause their employees, officers, directors, owners, and affiliates that receive Confidential Information to comply with this confidentiality provision. The parties agree not to disclose Confidential Information to any third party (except for those attorneys, accountants, and other representatives with a need-to-know, provided that the disclosing party will cause the third party to comply with the confidentiality obligations contained in this Agreement to the same extent as applicable to the disclosing party) unless a more stringent standard is required by law, in which case the more stringent standard will apply. The parties agree that this Agreement and all TotalSource materials used to perform the duties of this Agreement are Confidential Information. Each party agrees to implement and maintain commercially reasonable measures to physically and electronically protect Confidential Information, as applicable. Upon termination of this Agreement, Client agrees to promptly return to TotalSource all of TotalSource's Confidential Information and intellectual property described in SUBSECTION (4)(B)(2) below. If this Agreement is terminated or expires, this provision survives for five (5) years after such event or until the Confidential Information becomes known to the general public. Confidential Information does not include information already in the public domain. It will not be a breach of this Agreement to provide Confidential Information pursuant to a court order, government investigation, or subpoena provided only the specifically required Confidential Information is disclosed. The parties specifically acknowledge that money damages alone may not be an adequate remedy for any damage suffered as a result of a breach of this provision and, therefore, an injunction or similar relief may be appropriate to enforce this provision.

(4)(B)(1) CLIENT'S INTELLECTUAL PROPERTY. The parties acknowledge that Client is the owner of any intellectual property rights existing before or created by the Worksite Employee(s} during this Agreement relating to Client's business, including inventions, patents, copyrights, and trade secrets. Client, as owner of the intellectual property, is responsible for ensuring such property is protected and is responsible for the payment of any associated costs.

(4)(B)(2) TOTALSOURCE'S INTELLECTUAL PROPERTY. Client acknowledges that all computer programs, hardware, including time clocks, P.C. entry systems, and related documentation TotalSource makes available to Client (TotalSource Products) are Confidential Information and are the exclusive property of TotalSource or any third party from which TotalSource has secured the right to use such products. TotalSource and/or such third parties own all right and title to all copyrights, trademarks, service marks, trade secrets, and other proprietary rights in their applicable logos, product names, and TotalSource Products. TotalSource grants Client a personal, non-exclusive, non-transferable license for the term of this Agreement to any application program included in the TotalSource Products (the Application Programs) provided that it is only used for Client's business and only for the term of this Agreement. Client acknowledges that it has no interest in the Application Programs except the license granted under this Agreement. At no additional cost unless otherwise indicated in this Agreement or any attachments, TotalSource will provide, subject to the license described in this Section, Client with all improvements, enhancements, modifications, and updates to the Application Programs if and as they are made generally available by TotalSource. Client agrees to use the current release of the TotalSource Products on the hardware indicated by TotalSource. Client agrees not to make any alteration, change, or modification to any of the TotalSource Products or Application programs. Client agrees not to recompile, decompile, disassemble, reverse engineer, or make or distribute any other form of, or any derivative work from the TotalSource Products or Application Programs. Client may Copy the TotalSource Products for back-up purposes only.

(4)(B)(3) PRIVACY. TotalSource and Client agree to abide by all applicable privacy laws with respect to information regarding the Worksite Employees and information of each other, which is subject to such privacy laws, including information not deemed to be Confidential Information pursuant to SECTION (4)(A) above.

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(5) TOTALSOURCE'S SERVICES AND RESPONSIBILITIES. TotalSource will provide Client and the Worksite Employees with human resources Services, maintenance of Worksite Employee records, and related administrative Services described in this SECTION (5) SERVICES. To provide the Services and fulfill the responsibilities described in this Section, Client agrees that it must provide TotalSource with the necessary information and ability to furnish such Services or fulfill such responsibilities as required in SECTIONS (3), MUTUAL DUTY TO COOPERATE AND (6), CLIENT'S RESPONSIBILITIES. Client acknowledges that TotalSource's provision of its Services is dependent upon the completeness, accuracy, and timeliness of the information that Client provides to TotalSource.

(5)(A) TOTALSOURCE'S RESPONSIBILITY REGARDING THE PAYMENT OF WAGES. As the PEO, TotalSource assumes responsibility for paying wages to Worksite Employees without regard to payment by Client to TotalSource. TotalSource also assumes full responsibility for the collection and payment of payroll taxes on the Worksite Employees' compensation. Notwithstanding anything in this Agreement to the contrary, TotalSource will not be responsible for paying wages to Worksite Employees that relate to severance, bonuses, commissions, vacation time off accrual programs, incentives, or other comparable forms of compensation (Nonstandard Wages) in the event Client fails to make payment to TotalSource for the appropriate amounts of the Nonstandard Wages.

(5)(B) TOTALSOURCE'S GUIDANCE REGARDING EMPLOYMENT PRACTICES. TotalSource will provide Client guidance regarding commercially accepted human resource practices and compliance with the various federal, state, or local employment laws, such as anti-discrimination laws (e.g., Title VII, the Americans with Disabilities Act (ADA), the Pregnancy Discrimination Act, the Equal Pay Act, the Age Discrimination in Employment Act, etc.); the Fair Labor Standards Act. (FLSA); the Immigration and Nationality Act and the Immigration Reform and Control Act as it applies to completion of the 1-9 forms and employer sanctions, the Consumer Credit Protection Act; and the Family and Medical Leave Act (FMLA). Client acknowledges that TotalSource does not provide such guidance with respect to international laws. Client understands and acknowledges that any guidance is not intended to be and does not constitute legal advice.

(5)(C) WORKERS' COMPENSATION COVERAGE. During this Agreement, TotalSource will maintain workers' compensation coverage for each Worksite Employee in accordance with the laws of the states in which TotalSource provides services under this Agreement. TotalSource is also responsible for the management of workers' compensation claims, claims filings, and related procedures.

(5)(D) EMPLOYEE BENEFITS. (5)(D)(1) GROUP HEALTH AND OTHER RELATED BENEFITS. Any group health and other related benefits (e.g., dental, vision) the parties decide to offer the Worksite Employees through a TotalSource sponsored plan are described on the Employee Benefit Addendum. Worksite Employees offered such benefits must meet the eligibility requirements under the applicable plan and governing laws. TotalSource will provide COBRA benefits to those eligible Worksite Employees after the Effective Date and will include Client's pre-Effective Date COBRA participants with COBRA benefits provided the following conditions are met: a) the participants were eligible and covered under Client's plan on the day before the Effective Date, b) all of Client's employees become Worksite Employees, c) Client terminates the group health plan covering these employees, and d) the Worksite Employees immediately thereafter become covered under a TotalSource-sponsored group health plan. Such coverage will be in accordance with the COBRA rules. If these conditions are not met, Client continues to be responsible for providing COBRA coverage to these individuals. Client agrees that, if a Worksite Employee is on a leave of absence or not earning sufficient wages to cover the benefits deductions. Client agrees to pay the costs associated for those benefits and any additional benefits not otherwise paid through wages. Upon termination of the Agreement and after Client has obtained comparable replacement coverage for the Worksite Employees, which Client Agrees to provide under SECTION(10)(A), TotalSource will cease providing COBRA coverage.

(5)(D)(2) QUALIFIED PLANS (401(K) PLAN). Any 401(k) plan the parties decide to offer to the Worksite Employees is described on the 401(k) Adoption Agreement. If Client offers equity-based compensation plans (e.g., stock option or employee stock purchase plan) to the Worksite Employees, the responsibilities associated with those plans will be described in the Equity-Based Compensation Plan Addendum.

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(5)(E) WORKSITE SAFETY. TotalSource agrees to provide Client with guidance regarding the Occupational Safety and Health Act (OSHA) and comparable state or local laws, regulations, or ordinances with respect to the Worksite Employees. TotalSource retains a right of direction and control over the management of safety, risk, and hazard control at the worksite affecting the Worksite Employees, including responsibililty for performing safety inspections of Client equipment and premises, and promulgating employment and safety policies. Client acknowledges that TotalSource is not responsible for providing such Services as it relates to Client's guests, invitees, independent contractors, or other third parties.


(5)(F) THE NATIONAL LABOR RELATIONS ACT. TotalSource agrees to provide human resource guidance regarding the National Labor Relations Act except as it relates to organizational efforts by a union, negotiating a collective bargaining agreement (CBA), the processing of grievances or arbitrations under a CBA, and handling unfair labor practice charges. The parties acknowledge that Client exercises control over the primary terms and conditions of employment and, therefore, would be the sole party to any CBA in the event one is negotiated. TotalSource acknowledges that any union certified as the Worksite Employees' representative is the exclusive bargaining representative for that particular group of Worksite Employees, and TotalSource will not interfere with the bargaining relationship. Although TotalSource is not and will not be a party to any CBA between Client and a union, during this Agreement, TotalSource will not interfere with the terms and conditions of any valid CBA whether in existence before or after the Effective Date.

(5)(G) EMPLOYMENT PRACTICES LIABILITY INSURANCE. TotalSource agrees to provide an Employment Practices Liability (EPL) insurance policy with an endorsement that extends coverage to Client for claims brought by a Worksite Employee against Client alleging wrongful employment practices, as defined in the policy. Client's coverage is subject to annual aggregate limits (including limits applicable to claims in the aggregate made by all TotalSource clients and against TotalSource) and deductibles, among other terms and conditions contained in the policy. The terms of the EPL insurance policy govern the rights of the parties in the event there is a conflict between this Agreement and the policy. TotalSource reserves the right to change the EPL policy terms, cancel, and/or to decide to self-insure any EPL coverage after notifying Client.

(6) CLIENT'S RESPONSIBILITIES. Client agrees that it is responsible for complying with the laws affecting or regulating its business, Worksite Employees, independent contractors, etc. Client recognizes that TotalSource's provision of Services does not relieve Client of responsibility and liability for those matters over which it has control. Client also understands that there may be laws that apply because of the PEO arrangement with which Client must now comply (e.g., FMLA). Given that possibility, Client agrees to comply with those laws.

(6)(A) FOLLOWING TOTALSOURCE'S POLICIES AND PROCEDURES. Client agrees to (i) follow TotalSource's policies and procedures pertaining to the Worksite Employees, such as those relating to worksite safety, requests for leave, workers' compensation injuries, terminations, etc.; (ii) pay for the expense associated with background checks as set forth in the Pricing Addendum; and
(iii) use TotalSource-provided employment forms.

(6)(B) WAGE AND HOUR LAWS. Client is responsible for setting the level of wages to be paid at or above the applicable minimum wage and/or salary requirements. Client agrees to (i) provide TotalSource with complete and correct information regarding hours worked, job classifications, exempt and non-exempt status, and other data needed to compute accurately wages, taxes, etc.; (ii) collect, verify, and transmit to TotalSource's administrative office not less than three
(3) business days before each payroll date any information required to determine accurately the amount due to the Worksite Employees and TotalSource; and (iii) promptly make any necessary corrections to correct a violation of the FLSA or comparable state laws. Client acknowledges that it remains responsible for compliance with the FLSA.

(6)(C) COMPLIANCE WITH THE ADA AND OTHER COMPARABLE LAWS. Because the ADA and comparable laws impose affirmative obligations on employers to provide a reasonable accommodation to a qualified individual with a disability and to make a public facility reasonably accessible, Client is responsible for complying with these laws and associated costs. Client acknowledges that it, and not TotalSource, is responsible for complying with Title III of the ADA (i.e., public access to facilities).

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(6)(D) WORKERS' COMPENSATION. Client agrees to immediately inform TotalSource of all workplace accidents, injuries, and workers' compensation code misclassifications. To contain the cost of workers' compensation insurance, Client agrees to participate in a modified duty program. Modified duty, light duty, or transitional work are terms used to describe the type of work an injured employee is able to perform within the physical limitations set by an authorized treating physician. Client agrees that, during this Agreement, it will not employ anyone not covered by this Agreement (e.g., non-Worksite Employees) without TotalSource's knowledge. Client agrees that, if it hires non-Worksite Employees, it will obtain full workers' compensation coverage (or in the case of contracting with independent contractors. Client will require its independent contractors to enter into independent contractor agreements with Client and to maintain workers' compensation coverage). Under these circumstances, Client also agrees to provide TotalSource with a certificate naming it as a certificate holder, obtain a labor contractor endorsement (or the equivalent) in favor of TotalSource, and require that Client's insurer notify TotalSource in advance of any termination of coverage.

(6)(E) WORKSITE SAFETY. If Client is mandated by law, is required by TotalSource, or elects to participate in TotalSource's drug-free workplace program, then Client agrees to comply with the TotalSource Drug-Free Workplace Policy. Because Client controls the worksite, Client agrees to pay for, provide, and ensure the Worksite Employee's use of any equipment required by law or reasonably required by TotalSource or its insurers for worksite safety. Client acknowledges that although TotalSource provides Services to Client regarding worksite safety as indicated in SECTION (5)(E), Client, as the worksite employer, remains responsible for the safety of the Worksite Employees at the worksite(s) from which work is performed. Client agrees to immediately notify TotalSource of any unsafe working conditions. If TotalSource informs Client of an unsafe working condition or a violation of any applicable law or if Client becomes aware of such an event. Client agrees to take the necessary steps to rectify the unsafe condition or correct the violation. If the unsafe condition or violation of law presents an imminent danger of death or serious physical injury, Client agrees to immediately cease such activity or rectify such condition. Client's failure to take such action constitutes Cause as defined in Term; Termination, SECTION(10). Client agrees that it will maintain commercially reasonable security measures to protect the Worksite Employees. Client acknowledges that it is solely responsible for Workplace Safety as it relates to Clients' invitees, guests, independent contractors, or other third parties.

(6)(F) THE NATIONAL LABOR RELATIONS ACT. Client acknowledges that it is solely responsible for deciding whether to operate as a union or a non-union business as well as being involved with a union organizing campaign and/or election, negotiating a CBA, and the processing of grievances and arbitrations under a CBA, as applicable. If Client is a signatory to a CBA or becomes a signatory during this Agreement, Client acknowledges that it and the applicable union(s) will be required to enter into a Memorandum of Understanding with TotalSource. Client agrees that it has the sole responsibility for making or paying contributions to any multiemployer pension and/or welfare plan to which it may have agreed or will agree to make pursuant to a CBA. The parties agree that TotalSource is not and will not become a paying entity or contributing employer within the meaning of the Multiemployer Pension Plan Amendment Act (the Act) and does not and will not have any withdrawal liability under the Act or comparable law.

(6)(G) WORKSITE EMPLOYEES' PERFORMANCE. Client acknowledges that TotalSource does not direct, supervise, or control the day-to-day operations of Client's business and, therefore, cannot guarantee the performance of the Worksite Employees. Client is responsible for ensuring that a Worksite Employee is licensed of supervised by a licensed individual as required by law. Client will pay for the costs associated with obtaining such license and assumes responsibility if the Worksite Employee is not properly licensed. Further, because Client controls its business affairs, it acknowledges that TotalSource is not responsible for any loss of revenue, product, or business; any loss due to the misuse, destruction, misappropriation, theft, conversion, or embezzlement of personal, real, or intellectual property of Client or its customers; or any injury to Client or a third party due to any act or omission of a Worksite Employee.

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(6)(H) INSURANCE. During this Agreement, Client agrees to maintain (i)
commercial general liability Insurance coverage for all premises, completed operations, and products which relate to the Worksite Employees, including blanket contractual liability coverage or contractual liability coverage specifically covering this Agreement; (ii) comprehensive automobile liability insurance (including any personal injury protection required by any applicable state's "no-fault" laws) covering bodily injury and property damage resulting from a Worksite Employee's use of Client-owned, non-owned, or hired vehicle;
(iii) any specialized liability insurance pertaining to the nature of Client's business (e.g., marine liabilitiy insurance) as is customary for Client's industry or as required by law; and (iv) employee dishonesty (fidelity) and computer crime coverage (for losses arising out of or in connection with any fraudulent or dishonest acts committed by Worksite Employees, acting alone or in collusion with others). Client agrees that it will obtain the above insurance policies with a minimum limit of $500,000 per occurrence (or such other amounts as TotalSource reasonably requires), which names TotalSource as an additional insured, and gives TotalSource thirty (30) days' written notice before cancellation. All such insurance coverage will be primary in the event of an occurrence for which both Client and TotalSource have insurance coverage, and any TotalSource insurance will be excess and non-contributory. Client agrees to give TotalSource a certificate of insurance indicating the above coverage when TotalSource reasonably requests. Client also agrees that it will not permit any of its insurers to materially modify the terms of any insurance discussed above without TotalSource's prior written consent.

(6)(I) IMMIGRATION LAWS. Client acknowledges that it will be the sponsoring employer for purposes of petitioning or applying for immigration visas for the employment of an alien selected for hire as a Worksite Employee. Client further acknowledges that it is responsible for appropriately completing and retaining Form I-9 from each Worksite Employee in accordance with TotalSource policies and procedures. Because of the legal complexities, Client understands that it is responsible for obtaining or maintaining any necessary visas and associated costs. In the event of a government I-9 investigation, Client agrees to immediately provide TotalSource with original I-9 Forms so that TotalSource may respond to such government investigation on a timely basis.

(6)(J) WORKSITE EMPLOYEES WORKING IN OTHER STATES; WORKSITE EMPLOYEES WORKING IN OTHER COUNTRIES. Client agrees to inform TotalSource of the states in which Client has worksites and in which Worksite Employees will be based to perform work. Client agrees to abide by applicable state laws in which Worksite Employees perform work, including but not limited to the specific state laws indicated in the Multi-State Addendum. Client agrees that it will not assign any Worksite Employees to work outside of the United States in excess of a three-month period, in the aggregate, in any year. Client acknowledges that Worksite Employees working in other countries for periods greater than three months, in the aggregate, in any given year, cannot participate in the PEO Relationship and will not be covered by this Agreement. Because the laws of other countries are so varied and so unique, Client acknowledges that TotalSource will not provide its employment practices guidance Services to Worksite Employees while the Worksite Employees are working in other countries.

(6)(K) WORKSITE EMPLOYEES WORKING AT LOCATIONS NOT OWNED BY CLIENT; OTHER EMPLOYERS. Client agrees that regardless of where the Worksite Employees are assigned to perform work, Client continues to be responsible for the safety of the Worksite Employees in accordance with this Agreement. Client agrees that it will not assign or permit any Worksite Employee to work at any unsafe worksite at any time. Client further agrees that it will not assign any Worksite Employees to work as an employee for any other company, even if such company is within the same control group of Client, unless TotalSource consents to such assignment in writing.

(6)(L) EMPLOYMENT TAXES. Client agrees not to make any taxable payment of any kind, except profit sharing or pension plan distributions pursuant to the terms of a qualified plan, to any Worksite Employee without TotalSource's consent. Notwithstanding the above, Client agrees that it is solely responsible for reporting compensation and taxes associated with any equity-based compensation plans, including stock options or employee stock purchase plans.

(6)(M) INTERNET USAGE OF TOTALSOURCE WEBSITE; ACCESS; SECURITY; ELECTRONIC TRANSMISSION OF INFORMATION. TotalSource makes available to Client and Worksite Employees various internet products (e.g. electronic payroll reporting and production of payroll reports) to enable Client and Worksite Employees to more efficiently access desired human resources related information and provide applicable information to TotalSource as part of the PEO Relationship. With respect to Client's use of TotalSource's suite of internet products, Client agrees that it is responsible for (i) the accuracy and completeness of the information it provides to TotalSource; (ii) designating which Worksite Employees will have the authority and ability to access and change information regarding Client and the Worksite Employees; (iii) providing virus free transmission of information; (iv) maintaining the privacy of the content accessed by Client; (v) maintaining the privacy of user I.D.s, passwords, and security keys, as applicable; (vi) informing TotalSource immediately of any security breaches in the transmission or accessing of information; and (vii) the proper usage of the TotalSource software applications. Client acknowledges that TotalSource is not responsible for any breaches of security or interceptions of information occurring by third parties or Worksite Employees.

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(6)(N) SELF EMPLOYED INDIVIDUALS; CLIENT NON-EMPLOYEE OWNERS. Client agrees to identify all Self Employed Individuals (SEIs) to TotalSource, which include but are not limited to, partners, Limited Liability Company members, and 2% or more owners of 5-Corporations, and acknowledges that all such SEIs will be required to sign SEI forms providing TotalSource with the information necessary to process payroll and acknowledging the respective individual tax responsibility of such SEIs. Client acknowledges that any individual owners of Client who do not work on behalf of Client as full time employees of Client (Non-Employee Owners), may not participate in the PEO Relationship with TotalSource, may not receive any of TotalSource's Services, and will not be considered Worksite Employees covered by this Agreement.

(7) PAYMENT. (7)(A) PAYMENT AMOUNT. Client agrees to pay TotalSource the amount(s) specified in the Pricing Addendum. TotalSource agrees that it will not adjust the pricing for the first year of this Agreement, except for the portion of the fee relating to employee benefits and the portion of the fee relating to state and federal taxes. With respect to the benefits portion of the fee, benefits will always adjust in accordance with the benefit plan or insurance policy renewal or anniversary date. With respect to the state and federal tax portion of the fee, (e.g. state unemployment insurance), the fee may be adjusted in accordance with state and federal increases, as applicable. Thereafter, the pricing may be adjusted with thirty (30) days' written notice. Client acknowledges that TotalSource retains any Section 125 savings as part of its service fee. Client acknowledges that, if TotalSource consents to the hiring of new individuals who should be classified in workers' compensation codes not previously listed, the pricing will be adjusted accordingly. TotalSource retains the discretion to adjust the price if the information Client gave before executing this Agreement (e.g., gross payroll, workers' compensation classification codes, etc.) changed from the time TotalSource gave Client a quote. In the event a Worksite Employee is discovered to be misclassified by either TotalSource or Client, TotalSource will adjust the price in accordance with the appropriate class code change on a prospective basis only. If a misclassification is due to the gross negligence or willful misconduct of either party, TotalSource will adjust the price in accordance with the appropriate class code change retroactive to the beginning of the policy year in effect at the time of the misclassification correction.

(7)(B) PAYMENT TERMS. Client agrees to pay TotalSource's invoice no later than forty-eight (48) hours before Client's regularly scheduled payroll. Client agrees to pay by Automatic Clearing House (ACH) debit transfer and agrees to complete the necessary forms so that payment may be processed in this fashion. TotalSource, in its sole discretion, may require Client to pay the invoice through certified or cashier's check, or cash on delivery (COD) or other means. Client agrees to have sufficient funds in its designated bank account to satisfy any amounts then due to TotalSource and hereby provides TotalSource with a security interest in such funds. Client also agrees that any deposit provided to TotalSource with respect to this Agreement is provided with a security interest to TotalSource in such deposit. Client acknowledges that any amounts earned on such funds held by TotalSource belong to TotalSource. Client acknowledges that it is responsible for all taxes, if any, arising out of the execution and performance of this Agreement. Any amount not paid when due accrues interest from the date due at a rate of 1 1/2% per month (but not to exceed the maximum allowable by law). Client agrees that, if it fails to pay an invoice when due, TotalSource has the discretion to pay Client's owners and/or officers the FLSA or state minimum wage or salary instead of the regular wage or salary.

(8) MISCELLANEOUS PROVISIONS. (8)(A) THE PARTIES' AUTHORITY TO EXECUTE THIS AGREEMENT. The parties represent that each is a legal entity authorized to conduct business in the state where the services of this Agreement will be performed and that the officers who sign on behalf of the party are duly authorized to enter into this Agreement.

(8)(B) THE SCOPE OF CLIENT'S AUTHORITY. The parties acknowledge that neither is an agent of the other. Each agree that it will not hold itself out as an agent of the other, directly or indirectly. Neither party is authorized to bind the other in any fashion (either through representations or actions) unless such act is specifically authorized and ratified by the other in writing. However, Client acknowledges and agrees TotalSource may act on the behalf of Client as contemplated by this Agreement.

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(8)(C) ASSIGNMENT; ACQUISITIONS BY CLIENT; THIRD PARTY RIGHTS. This Agreement is
a personal services contract and is not transferable or assignable by Client without TotalSource's written consent. Client cannot assign the services of a Worksite Employee to anyone without TotalSource's prior written consent. For purposes of this Agreement, a merger or acquisition of Client will constitute a transfer. If Client merges with another entity, is acquired by another company, or undergoes a change of control, TotalSource may immediately terminate this Agreement or may continue providing Services pursuant to this Agreement. In its determination of whether to continue providing Services, TotalSource may require the new entity(ies), as applicable, to undergo an evaluation process, including but not limited to creditworthiness. If TotalSource decides to continue to provide its Services to Client under the new corporate structure of Client, TotalSource may require the new entity(ies), as applicable, to sign a new Client Services Agreement and/or guarantee payment to TotalSource. In the event Client determines not to continue its relationship with TotalSource, notwithstanding anything in this Agreement to the contrary, Client will continue to be obligated under SECTION (10) to provide TotalSource with the proper notice of its intent to terminate. The parties acknowledge that the performance of the Services contemplated by this Agreement may be done by any of TotalSource's subsidiaries or affiliates as TotalSource deems appropriate. In the event that any law or regulation requires an assignment of this Agreement or a portion thereof, Client consents to such assignment to the applicable TotalSource subsidiary or affiliate performing the Services contemplated by this Agreement or a portion thereof. This Agreement is for the mutual benefit of the parties and does not create rights of any kind in any third party.

(8)(D) INTEGRATION; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties regarding the subject matter contained in this Agreement and supersedes any other agreement between them, whether oral or written. Any modification to this Agreement must be in writing and signed by the party against which enforcement is to be sought. Failure by either party to act when required or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach.

(8)(E) REMEDIES NOT EXCLUSIVE; SEVERABILITY. The rights and remedies provided by this Agreement are not exclusive. Either party is entitled to any rights or remedies created by law (whether currently existing or created in the future) as well as those contained in this Agreement. Institution of an action to collect payment of an amount in default at law or the obtaining of a judgment in such action shall not be deemed to be an election of remedies by TotalSource. Such action will not prevent TotalSource from pursuing other remedies available to it at law or in equity. Should any part of this Agreement be held to be invalid or unenforceable, the balance of this Agreement remains in force and stands as if the unenforceable part did not exist.

(8)(F) GOVERNING LAW. This Agreement is governed by, and shall be construed in accordance with, the laws of Florida, both substantive and remedial, without reference to the choice of law principles. All suits and special proceedings arising out of this Agreement must be brought in the courts in and for Miami-Dade County, Florida. Each party agrees to the exercise of personal jurisdiction by any court of competent jurisdiction described above.

(8)(G) ATTORNEY'S FEES AND COSTS. In the event of any litigation arising out of or related to this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees and costs incurred at all trial and appellate levels.

(8)(H) ATTACHMENT; COUNTERPARTS; NOTICE; CAPTIONS. Any Addendum described in this Agreement is specifically incorporated into and made a part of this Agreement. This Agreement may be executed in two or more counterparts, each of which will constitute an original but taken together constitute an entire agreement. Any notice by this Agreement shall be delivered to TotalSource and to Client at the respective address and person designated below. The captions in this Agreement are provided for convenience only and are not part of the terms and conditions of this Agreement.

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(8)(I) SURVIVAL. No termination or expiration of this Agreement affects or impairs any obligations, duties, indemnities, and liabilities of either party that, by their nature continue beyond termination, or the rights of TotalSource relating to any unpaid obligations. Such obligations, duties, indemnities, and liabilities shall not terminate or expire, but rather survive such termination or expiration and continue in full force and effect until the longer of (i) such time as all the obligations have been paid in full, or (ii) such time as is expressly provided in this Agreement.

(8)(J) FORCE MAJEURE. Except for the payment of fees responsibilities under SECTION (7), neither party will be liable for its failure to perform under this Agreement due to: fire, war, acts of God, civil disturbances, terrorism, acts of civil or military authorities, fuel or energy shortages or power failures.

(9) INDEMNIFICATION. (9)(A) GENERAL PROVISIONS. The parties agree that the indemnification provisions contained in this Section apply to claims, expenses, or liabilities for which one of the parties is solely liable and/or for which the parties are jointly liable. In the event of joint liability, if either party pays funds in connection with a claim, expense, or liability which is subject to the indemnification provision in excess of its pro-rata share, the other party will indemnify and promptly pay the other party for the excess amount. Each party agrees to notify promptly the other of any claim or judgment to which the indemnification provision may apply. Further, the parties agree not to settle any claim to which the indemnity provision may apply or in which the parties are both named without the prior written consent of the other party, which consent will not be unreasonably withheld. Neither party will be liable to the other party for special, incidental, consequential, or punitive damages. Each party's indemnification provision survives the termination or expiration of this Agreement.

(9)(B) TOTALSOURCE'S INDEMNIFICATION. TotalSource agrees to indemnify, protect, defend, release, and hold harmless Client, its parent(s), subsidiaries, affiliates, directors, officers, and agents from and against any and all liability, expenses, losses, and claims for damages arising from or in connection with (i) any actions or inactions of the Worksite Employees, TotalSource's Corporate Employees, officers, directors, agents or independent contractors while under TotalSource's direction, supervision, or control; (ii) TotalSource's breach of this Agreement; or (iii) TotalSource's negligent, fraudulent, willful, or reckless performance or non-performance of any of its responsibilities described in this Agreement.

(9)(C) CLIENT'S INDEMNIFICATION. Client agrees to indemnify, protect, defend, release, and hold harmless TotalSource, its parents, subsidiaries, affiliates, directors, officers, and agents from and against any and all liability, expenses, losses, and claims for damages arising from or in connection with (i) actions or inactions of the Worksite Employees, Client's officers, directors, agents, or independent contractors while under Client's direction, supervision, or control; (ii) Client's breach of this Agreement; or (iii) Client's negligent, fraudulent, willful, or reckless performance or non-performance of any of the responsibilities described in this Agreement.

(10) TERM; TERMINATION. This Agreement has an initial one (1) year term starting on the Effective Date. After the first year, this Agreement renews automatically on its anniversary date for successive one year terms. Either party may terminate this Agreement by giving the other party thirty (30) days' written notice or may terminate it immediately and without prior notice for Cause, as defined below. Cause includes non-payment of any amount when due; a material violation of law; a breach of a material term of this Agreement; a material adverse change in Client's financial position or operations; Client's inability to pay its debts as they become due in the ordinary course of business; Client's assigning Worksite Employees to operations which contain a workers' compensation code different from that disclosed prior to executing this Agreement without TotalSource's prior consent; filing for relief under the Bankruptcy Code; seeking the appointment of a receiver or trustee; or dissolving the entity. Upon termination, TotalSource has all rights and remedies available under law, whether in law or in equity, including, but not limited to, and without further notice or demand to Client: (i) acceleration of all obligations, together with all accrued, unpaid charges, so that they are immediately due and payable and may be collected immediately regardless of the due date; and (ii) to set off and deduct any amount due from any account or deposit that Client may have with TotalSource or other monies to which TotalSource may be entitled from Client (including a letter of credit). Any termination shall not relieve Client of any obligation, including but not limited to, its payment obligation to TotalSource.

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(10)(A) THE PARTIES' OBLIGATIONS UPON TERMINATION. Upon termination of this
Agreement, the PEO arrangement ends. If the termination is because of breach of Agreement for non-payment, TotalSource has the first right to offer continued employment to the former Worksite Employees and to reassign the individuals to another worksite. Under all other circumstances, Client has the right to offer continued employment to the former Worksite Employees. If Client fails to continue employment of any person, TotalSource has the right to offer continued employment. Client agrees to immediately notify the former Worksite Employees in writing about the termination of this Agreement and its effect, including the change in employment status and the fact that they are no longer covered by TotalSource's workers' compensation policy. TotalSource will cause the termination of all insurance policies and/or endorsements covering Client and the Worksite Employees (e.g., workers' compensation, health coverage, EPLI, etc.). At the termination, as the sole employer, Client becomes immediately responsible for payroll, workers' compensation, vacation, sick leave, employee benefits, etc., for the employees. TotalSource will provide Client with the necessary information so that it may resume full employer responsibilities. TotalSource is not obligated to provide this information if the termination of this Agreement is because of non-payment. As a result of the termination, TotalSource is responsible for offering COBRA coverage. Upon termination of this Agreement, Client agrees that it is responsible for obtaining comparable replacement health care coverage for the Worksite Employees and is responsible for promptly advising TotalSource when such coverage is obtained.

(11) THE LEGAL DEFENSE BENEFIT. Because of TotalSource's belief in its services, TotalSource provides Client with a Legal Defense Benefit whereby TotalSource will pay for a specified amount of Client's attorney's fees exclusive of costs (e.g., including but not limited to travel costs, mediation expenses, deposition transcripts, filing fees, copying fees, etc.) and disbursements subject to conditions described in this Section. The amount of the Legal Defense Benefit is set forth in the Pricing Addendum. This benefit is NOT insurance; it is NOT indemnification; and it is NOT to be used as a fund to settle disputes between Client, TotalSource, and/or a Worksite Employee (former or current).

(11)(A) CONDITIONS REQUIRED TO OBTAIN THE LEGAL DEFENSE BENEFIT. To obtain the Legal Defense Benefit, Client must meet all of the following requirements for each claim: 1) follow TotalSource's procedures for employment practices (both in general and for that worksite), 2) contact TotalSource before taking an employment-related action and follow TotalSource's recommendation(s) regarding the incident from which the claim arose, 3) comply with this Agreement in all material respects, 4) accept TotalSource's choice of counsel, and 5) cooperate with chosen legal counsel. If Client prefers to select its own counsel, it is free to do so, but in that event, the Legal Defense Benefit will not be available to cover the legal fees associated with that selection. If there is a conflict of interest between Client and TotalSource, this benefit is not available. Further, the Legal Defense Benefit will no longer be available if TotalSource, in its sole discretion, determines that a reasonable settlement is possible and Client refuses to settle. Under those circumstances, Client becomes responsible for any attorney's fees incurred thereafter.

(11)(B) SCOPE OF THE LEGAL DEFENSE BENEFIT. If Client fulfills the above requirements and, provided TotalSource was involved in addressing the particular incident from which the claim arose by providing a recommendation regarding such incident, TotalSource will pay attorney's fees up to the amount set forth in the Pricing Addendum while this Agreement is in effect to cover an employment practices claim filed by a current or former Worksite Employee under one of the laws referred to in TOTALSOURCE'S GUIDANCE OF EMPLOYMENT PRACTICES, SECTION
(5)(B) based on facts or circumstances which arose during the Agreement. The Legal Defense Benefit excludes all matters not covered by SECTION (5)(B), including but not limited to breaches of express or implied contracts, unfair labor practice charges, ERISA claims, etc. The Legal Defense Benefit is only available while this Agreement is in effect and will terminate upon termination of the Agreement. Specifically excluded from any Legal Defense Benefit are class actions of any kind (including class actions involving matters indicated in SECTION (5)(B)), and third party liability claims of any kind, including but not limited to, those arising from automobile accidents and/or personal injury litigation. The legal fees for the Legal Defense Benefit will be based on the hourly rate that the law firm selected by TotalSource charges TotalSource.

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(12) TOTALSOURCE'S SERVICE GUARANTEE. TotalSource is confident about the quality of its Services. As a result, we make the following guarantee: if Client is not satisfied with TotalSource's Services and Client wishes to terminate this Agreement within the first six months of the initial Effective Date, TotalSource will refund the fees Client paid TotalSource, excluding wages, direct expenses, payroll taxes, employee benefits, workers' compensation costs, and other mandatory insurance (the Refund Amount). At no cost to Client, TotalSource will provide Client with the necessary information so that it may resume sole employer responsibilities. This benefit is not available if Client materially breaches this Agreement, including failure to pay. In order for Client to receive the Refund Amount under this Service Guarantee, Client must first notify TotalSource of the material Service failure(s) within five business days in which Client experiences such failure(s).

(13) NOTICE PROVISION. All notices must be in writing and will be deemed to have been duly given and received 1) on the day delivered if delivered by hand to the addresses indicated below, 2) on the day delivered if delivered by overnight mail, or 3) on the day of transmission to the facsimile number provided by each party to the other or to such changed facsimile number as either party may have fixed by notice, provided the receipt of such facsimile is confirmed by telephone by a representative of the receiving party, if delivered by facsimile.

TotalSource and Client execute this Agreement, in their respective corporate names by their duly authorized officers, on the 21st day of November, 2006.

Midas Management Corporation   ADP TOTALSOURCE, INC.

Client Company Name

By: /s/ Thomas O'Malley                       By: /s/ Phil Dzialo

Name: Thomas O'Malley                         Name: Phil Dzialo

Title: Chief Financial Officer                Title: Area President

Address: 11 Hanover Square                    Address: 99 Jefferson Road

City/State/Zip Code: New York, NY 10005       City/State/Zip Code: Parsipanny, NJ 07054

Federal I.D. Number 13 3823733

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